Exhibit 99.1

Ramaco Resources, Inc. Reports Fourth Quarter and Full Year 2017 Financial Results

Company Release – March 21, 2018

POINT OF CONTACT:

Michael P. Windisch, Chief Accounting Officer

mpw@ramacocoal.com

859-244-7455

LEXINGTON, KY – (GLOBE NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) today reported a net loss of $2.6 million, or $0.07 per share, for the fourth quarter of 2017 on revenues of $24.0 million. The Company’s adjusted earnings before interest, taxes, depreciation and amortization and equity-based compensation expense (“adjusted EBITDA”) for the fourth quarter was a loss of approximately $328,000 for the same period.

The Company reported a net loss of $15.4 million, or $0.41 per share for the full year 2017. Revenues exceeded $61 million and the Company’s adjusted EBITDA loss for the year was $9.3 million.

“We had aggressive development plans for 2017 and I am pleased with our execution,” Michael Bauersachs, Ramaco Resources’ President and CEO stated. “Ramaco Resources has the nation’s newest, fully operational preparation plant and loadout facility, with three active deep mines and one surface/highwall mine at our Elk Creek complex. All of this was completed within the past fifteen months. Coupled with commercial mining of low volatile coal at our Berwind mine, we expect to produce between 2.0 to 2.2 million tons of high quality, low cost coal in 2018. In the fourth quarter of 2017, average cash mining costs at our Elk Creek mines dropped below $60 per ton. These achievements are possible because of our employees and we thank them for their commitment and hard work,” Bauersachs concluded.

Operational Results

Over the past twelve months Ramaco Resources opened four new mines and the Elk Creek preparation plant mentioned above. Capital expenditures were $75.0 million for 2017.

The Company sold 608 thousand tons of metallurgical coal in 2017, including 236 thousand tons of purchased coal. The average sales price (FOB mine) of the Company’s sales volumes improved to just under $70 for the fourth quarter and was approximately $66 for the entire year. “These selling prices were indicative of the need to introduce our products as a new entrant into the market. Strategically, this was important in positioning Ramaco Resources to achieve our ramp-up in production,” Bauersachs commented.

Ramaco Resources saw production costs fall to approximately $58 per ton in the fourth quarter from $84 per ton for the first three quarters of 2017. Production costs for 2017 were adversely impacted by higher trucking and third-party processing expenses incurred before its preparation plant and loadout facilities became operational.

Randall Atkins, Chairman of Ramaco Resources noted, “We have transitioned from being a development stage company into a fully operational company in 2018. Our mining costs continue to fall, in line with expectations, and pricing realizations are also improving in 2018. Metallurgical coal pricing continued to be strong in the fourth quarter, driven by the favorable global economic conditions and steel industry strength. We anticipate these same positive macro-economic conditions will continue through 2018.”

“We are pleased with our sales and marketing execution. Presently, we have committed approximately 73% of our anticipated 2018 Company mined sales volumes. We have roughly 600 thousand uncommitted tons, which we expect to place into the export markets.”

“We continue to see strong interest from foreign purchasers for our coal qualities and expect to place our remaining uncommitted volumes principally into export markets. Given our low mining cost advantage, combined with the pricing strength in the markets, we are optimistic for a strong performance in 2018,” Mr. Atkins concluded.

The exhibit below summarizes some of the key metrics for the respective periods:

	Three Months Ended	Year Ended
	December 31, 2017	December 31, 2017
Sales Volume(a)
Company	163	372
Purchased	102	236
Total Sales Volume	265	608

Company Production(a)
Elk Creek mining complex	273	546
Berwind mine	2	2
Total Production	275	548

Company Financial Metrics
Average revenue per ton(b)	$69.76	$65.71
Average cash costs of coal sold(b)	58.04	72.68
Average cash margin per ton	$11.72	$(6.97)

Purchased Coal Financial Metrics
Average revenue per ton(c)	$93.97	$110.71
Average cash costs of coal sold(c)	86.82	97.65
Average cash margin per ton	$7.15	$13.06

Capital Expenditures(a)	$21,758	$75,039

Notes:
(a) In thousands.
(b) On Company sales volumes, excludes transportation.
(c) On purchased coal sales volumes, excludes transportation.

2018 Guidance

The Company previously released sales guidance for 2018 in its press release dated February 22, 2018 which is updated and recapped in the following table:

Committed 2018 Sales Volume (a)	Volume			Average Price
Company:
Domestic, fixed priced		1,151		$77
Export, fixed priced		211		$110
Export, priced against index		166
Total Committed Company Tons		1,528

Purchased:
Domestic, fixed priced		418		$100
Export, fixed priced		21		$132
Total Purchased Tons		439

Total Committed Sales Volume		1,967
% of Estimated 2018 Sales Volume (b)		73%

2018 Estimated Sales Volume (a)
Company	2,000	-	2,200
Purchased	400	-	750
Total 2018 Sales Volume	2,400	-	2,950

Notes: (a) Volumes in thousands. (b) Based upon mid-point of estimated sales volume.

About Ramaco Resources, Inc.

Ramaco Resources is an operator and developer of high-quality, low cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. The Company has five active mines within two mining complexes at this time.

News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Thursday, March 22, 2018 to present its results for the fourth quarter and full year 2017 and discuss its business and market outlook for the balance of the year.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The webcast for this release will be accessible by visiting https://edge.media-server.com/m6/p/78ib9n3f.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning future events, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, or unexpected decline of demand for coal in export markets and underperformance of the railroads. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended	Year Ended December 31,
	December 31, 2017	2017	2016

Revenue	$24,019,051	$61,035,804	$5,215,659
Cost and expenses
Cost of coal sales	21,374,437	58,308,259	1,795,845
Cost of coal processing	—	2,212,403	2,600,874
Other operating costs and expenses	32,063	257,721	416,292
Asset retirement obligation accretion	101,277	405,106	229,304
Depreciation and amortization	1,819,089	3,154,072	251,684
Professional fees	325,153	1,377,053	4,325,503
Selling, general and administrative	3,024,076	11,214,056	3,125,941
Total cost and expenses	26,676,095	76,928,670	12,745,443
Operating loss	(2,657,044)	(15,892,866)	(7,529,784)
Interest and dividend income	3,284	295,185	138,752
Other income	53,869	203,973	—
Interest expense	—	(22,841)	(124,117)
Net loss	$(2,599,891)	$(15,416,549)	$(7,515,149)

Basic and fully diluted loss per share	$(0.07)	$(0.41)

Adjusted EBITDA	$(327,936)	$(9,309,502)	$(6,749,953)

Ramaco Resources, Inc.
Condensed Consolidated Balance Sheets

	December 31,
	2017	2016

Current assets
Cash and cash equivalents	$5,934,043	$5,196,914
Short-term investments	5,199,861	55,237,747
Accounts receivable	7,165,487	914,741
Inventories	10,057,787	1,518,638
Prepaid expenses	1,104,437	388,921
Total current assets	29,461,615	63,256,961
Property, plant and equipment – net	115,450,841	46,433,726
Long-term investments	—	5,199,077
Advanced coal royalties	2,867,369	2,050,000
Deferred offering costs	—	2,247,974
Other	318,206	21,354
Total Assets	$148,098,031	$119,209,092

Current liabilities	$22,424,569	$15,356,856
Asset retirement obligations, long-term	12,276,176	9,434,838
Note payable-Ramaco Carbon, LLC	—	10,629,275
Total liabilities	34,700,745	35,420,969
Series A preferred units	—	88,773,933
Shareholders' or Members’ equity (deficit)	113,397,286	(4,985,810)
Total Liabilities and Equity	$148,098,031	$119,209,092

Reconciliation of Non-GAAP Measure

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company believes Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income (loss) plus net interest expense, equity-based compensation, depreciation, depletion and amortization expenses and any transaction related costs. A reconciliation of income (loss) from continuing operations, net of income taxes to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three Months Ended	Year Ended December 31,
	December 31, 2017	2017	2016

Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(2,599,891)	$(15,416,549)	$(7,515,149)
Add (Subtract):
Depreciation and amortization	1,819,089	3,154,072	251,684
Interest and dividend income, net	(3,284)	(272,344)	(14,635)
Income taxes	—	—	—
EBITDA	(784,086)	(12,534,821)	(7,278,100)
Add:
Equity-based compensation	354,873	2,820,213	298,843
Accretion of asset retirement obligation	101,277	405,106	229,304
Adjusted EBITDA	$(327,936)	$(9,309,502)	$(6,749,953)

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